Exhibit (e)(12)

Amendment to Distribution Agreement

This Amendment dated as of August 2, 2010 (this “Amendment”) is to the Distribution Agreement dated October 1, 2007 (the “Agreement”), as amended, by and between ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Effective as of the date of this Amendment, Schedule A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by reference herein.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Thomas A. Carter
Name: Edmund J. Burke		Name: Thomas A. Carter
Title: President		Title: President

Schedule A

List of Funds

ALPS/Red Rocks Listed Private Equity Fund

    (formerly, Listed Private Equity Fund) (Classes A, C, I and R)

Activa Value Fund (Classes A, C and I)

ALPS/GNI Long-Short Fund (Classes A, C and I)

Clough China Fund (Classes A, C and I)

Jefferies Asset Management Commodity Strategy Allocation Fund (Classes A, C and I)

RiverFront Moderate Growth Fund (Classes A, C and I)

RiverFront Long-Term Growth & Income Fund (Classes A, C and I)

RiverFront Moderate Growth & Income Fund (Classes A, C and I)